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                                                                     EXHIBIT 4.2

                     CERTIFICATE OF DESIGNATION OF SERIES 1
                           CONVERTIBLE PREFERRED STOCK

                                       OF

                           SILICON VALLEY GROUP, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


We, the undersigned duly authorized officers of SILICON VALLEY GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof, and pursuant to Section 151 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on April 30, 1999, adopted the following resolution creating a series of 15,000 shares of Series 1 Convertible Preferred Stock, par value $0.01 per share:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Series 1 Convertible Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation of the Series; Rank. The shares of such series shall be designated as Series 1 Convertible Preferred Stock (the "Series 1 Preferred Stock") and the number of shares constituting such series shall be 15,000. The Series 1 Preferred Stock shall rank on a parity with all the Common Shares, par value $0.01 per share, of the Corporation (the "Common Shares"), with respect to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. Subject to Section 3 hereof, the Board of Directors may by resolution issue and designate additional series or classes of preferred stock which may rank senior to, junior to, or on parity with the Series 1 Preferred Stock with respect to the payment of dividends, the distribution of assets upon liquidation, dissolution or winding up, redemption rights and the other rights, preferences and privileges of such preferred stock. Shares ranking senior to, on a parity with, and junior to the Series 1 Preferred Stock as to dividends or the distribution, of assets upon liquidation dissolution or winding as the case may be, are hereinafter referred to as "Senior Stock," "Parity Stock" and "Junior Stock", respectively.

2. Dividends and Distributions.

So long as any shares of Series 1 Preferred Stock remain outstanding, no dividend shall be paid or declared and no distribution made on any Junior Stock (other than a dividend payable in Junior Stock) unless in each case an equivalent dividend per share is paid on the Series 1 Preferred Stock.



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Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor.

3. Voting Rights.

        (a) Except as otherwise may be required by law and as set forth in
Section 3(b) below, the holders of Series 1 Preferred Stock shall not be entitled to vote with the holders of Common Shares on any matter submitted to a vote of stockholders (whether at a meeting or by written consent).

        (b) So long as any shares of Series 1 Preferred Stock are outstanding, then, the consent of the holders of a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of the certificate of incorporation, or of the by-laws, or any designation of any new series of preferred stock, of the Corporation, which affects adversely the voting powers, rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the holders of Series 1 Preferred Stock; provided, however, that the amendment, alteration or repeal of the provisions of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of any Junior Stock or Parity Stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of Series 1 Preferred Stock;

               (ii) The authorization, designation or creation of, or the increase in the authorized amount of, any additional shares of Series 1 Preferred Stock, or shares of any class, or any security convertible into shares of any class, ranking senior to the Series 1 Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, in the payment of dividends or in redemption rights; or

               (iii) Any corporate or shareholder action which reclassifies any outstanding shares of the Corporation into shares having a preference or priority right to receive dividends or assets senior to the preference of the Series 1 Preferred Stock.

4. Liquidation. Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking senior to the shares of Series 1 Preferred Stock with respect to liquidation preference, in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (for the purposes of this Section 4, a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed to holders of Series 1 Preferred Stock and Common Shares on a pro-rata basis based on the number of Common Shares

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which would have been issuable upon conversion of the Series 1 Preferred Stock, pursuant to Section 5 below, as of the date of such distribution.

A sale of substantially all assets of the Corporation or a merger, consolidation or other transaction as a result of which the stockholders of the Corporation as of immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity shall be deemed to be a Liquidation of the Corporation for the purpose of this Section 4.

The holder of any shares of Series 1 Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series 1 Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to surrender such shares to the Corporation free of any adverse interest.

5. Conversion Rights.

        (a) Optional Conversion. The holder of any share of Series 1 Preferred Stock shall have the right, at such holder's option at any time to convert such share into that number of shares of fully paid and non-assessable Common Shares (calculated as to each holder to the nearest share) obtained by dividing $1,000 by the Conversion Price then in effect. The Conversion Price shall initially be a per share price equal to $13.50, and shall be subject to adjustment as set forth below.

        (b) Automatic Conversion. On the later of (i) March 31, 2006 or (ii) if such conversion would require a filing under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, the date on which the waiting period expires, including any early termination (the "Automatic Conversion Date"), each share of Series 1 Preferred Stock which remains outstanding shall automatically, without any action by the holder thereof, be converted into that number of shares of fully paid and non-assessable Common Shares (calculated as to each holder to the nearest share) obtained by dividing $1,000 by the Conversion Price in effect immediately prior to such effective date.

        (c) Procedure for Conversion. To exercise the optional conversion privilege set forth in Section 5(a) hereof, the holder of shares of Series 1 Preferred Stock shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Series 1 Preferred Stock being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation or such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for Common Shares which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series 1 Preferred Stock as aforesaid, the Corporation or its Conversion Agent shall issue and deliver to such holder, or on his written order, a certificate or certificates for the number of full


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Common Shares issuable upon the conversion of such shares in accordance with the provisions hereof. Balance certificates will be issued for the remaining shares of Series 1 Preferred Stock in any case in which fewer than all of the shares of Series 1 Preferred Stock represented by a certificate are converted. In the event of an automatic conversion pursuant to Section 5(b) hereof, the outstanding shares of Series 1 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its Conversion Agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Shares issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series 1 Preferred Stock are either delivered to the Corporation or its Conversion Agent as provided above, or the holder notifies the Corporation or its Conversion Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

Each conversion pursuant to Section 5(a) hereof shall be deemed to have been effected immediately prior to the close of business on the date on which the shares of Series 1 Preferred Stock shall have been so surrendered and such notice shall have been received by the Corporation as aforesaid. Any conversion pursuant to Section 5(b) hereof shall be deemed to have been effected immediately prior to the close of business on the Automatic Conversion Date. In each such case, the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately prior to the open of business on the next succeeding day on which such stock transfer books are open, and such person or persons shall be deemed to have become such holder or holders of record of the Common Shares at the open of business on such later day. In each case of conversion pursuant to Section 5(a) hereof, the conversion shall be at the Conversion Price in effect on the effective date of the conversion as determined above. No payment or adjustment shall be made on conversion for any dividends payable on the Common Shares delivered on conversion.

        (d) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time, in respect of any of the following events occurring on or after the Closing Date (as defined below), as follows:

               (i) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation other than the Series 1 Preferred Stock in Junior Stock and an equivalent dividend is not paid on shares of Series 1 Preferred Stock, then the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of shares of Junior Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares



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constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (i), the number of shares of Junior Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Junior Stock. The Corporation will not pay any dividend or make any distribution on shares of Junior Stock held in the treasury of the Corporation.

               (ii) In case outstanding Common Shares shall be subdivided into a greater number of Common Shares (other than any such subdivision which is effected pursuant to a dividend or distribution for which adjustment to the Conversion Price is made under paragraph (i) above), the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding Common Shares shall each be combined into a smaller number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (iii) In case the Corporation shall reclassify (including any reclassification upon a merger in which the Corporation is the surviving corporation) shares of its Common Stock into securities which include securities other than Common Stock, the Conversion Price shall be adjusted so that the holder of the shares of Series 1 Preferred Stock shall receive, upon conversion of the Series 1 Preferred Stock, the number of such securities that such holder would have owned following the reclassification of the Common Stock into another security, if conversion of the Series 1 Preferred Stock had occurred immediately prior to the record date of such reclassification..

               (iv) If, as a result of an adjustment made, the holder of any share of Series 1 Preferred Stock thereafter converted shall become entitled to receive shares of two or more classes of Common Shares of the Corporation (as defined in paragraph (xi) below), the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with any Conversion Agent) shall determine for accounting purposes the allocation of the adjusted Conversion Price between or among such classes of Common Shares.

               (v) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series 1 Preferred Stock against impairment. The Corporation may in its sole discretion make such reductions in the Conversion Price, in addition to those required by paragraphs (i), (ii) and
(iii)



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above, as it considers to be advisable in order that any event treated for
Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipient.

               (vi) Whenever the Conversion Price is adjusted as herein provided, (A) the Corporation shall promptly file with the Conversion Agent a certificate of a firm of independent public accountants or the Chief Financial Officer of the Corporation setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same, and (B) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be given by the Corporation to the Conversion Agent and mailed by the Corporation to each holder of record of shares of Series 1 Preferred Stock at their last address as the same appears on the books of the Corporation.

               (vii) In case, at any time after the date of issuance of the Series 1 Preferred Stock (the "Closing Date"), (A) the Corporation shall declare a dividend or other distribution on its Common Shares, other than in cash out of earned surplus, (B) the Corporation shall authorize a distribution of assets or property to all holders of its Common Stock, (C) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any Common Shares or any other subscription rights or warrants, (D) the Corporation shall reclassify its capital stock (other than a subdivision or combination of its outstanding Common Shares), (E) the Corporation shall effect any consolidation or merger for which approval of any stockholders of the Corporation is required, (F) the Corporation shall effect any sale, lease, exchange or other disposition of all or substantially all the property and assets of the Corporation or (G) the Corporation shall voluntarily or involuntarily effect any liquidation, dissolution or winding up of Corporation, then the Corporation shall cause to be mailed to each transfer agent for the Series 1 Preferred Stock and to the holders of record of the outstanding shares of Series 1 Preferred Stock, at least twenty (20) days (or ten (10) days in any case specified in clauses (A), (B) or (C) above) prior to the applicable record or effective date hereinafter specified, a notice stating
(x) the date as of which the holders of record of Common Shares to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, leased exchange, disposition, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up. The failure to give the notice required by this paragraph, or any defect therein, shall not affect the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up, or the vote on any action authorizing such.

               (viii) In the event that at any time as a result of an adjustment made, the holder of any share of Series 1 Preferred Stock thereafter converted shall become entitled to receive any shares of the Corporation other than Common Shares, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Series 1 Preferred Stock shall be subject



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to readjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Shares contained herein.

               (ix) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on conversion of shares of the Series 1 Preferred Stock pursuant hereto, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the holder of the shares of Series 1 Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (x) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of the Series 1 Preferred Stock, the maximum number of Common Shares then deliverable upon the conversion of all shares of Series 1 Preferred Stock then outstanding. All Common Shares issued upon conversion of the Series 1 Preferred Stock, or in payment of dividends or of the redemption price therefor or otherwise thereon, shall be newly issued and, when issued, shall be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances.

               (xi) For the purpose of this paragraph (d), the term "Common Shares" shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, upon conversion of Series 1 Preferred Stock, the Corporation shall issue Common Shares consisting only of shares of the class designated as Common Shares, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

6. Status of Reacquired Shares of Series 1 Preferred Stock. Shares of Series 1 Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares of Series 1 Preferred Stock which have been converted into Common Shares pursuant to Section 5 hereof) shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.

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7. Listing of Common Stock. So long as any Series 1 Preferred Stock is outstanding, the Company shall use commercially reasonable efforts to maintain the listing of its Common Shares (or such other security as shall be issuable at any time upon conversion of the Series 1 Preferred Stock in lieu of the Common Shares, pursuant to the provisions of Section 5(c) hereof) on the Nasdaq National Market or shall obtain the listing of its Common Shares (or such other security) on a national securities exchange.



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IN WITNESS WHEREOF, SILICON VALLEY GROUP, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Vice President and attested by its Secretary, on this ___ day of April, 1999.


                                     SILICON VALLEY GROUP, INC.


                                     By: ___________________________
                                            Russell G. Weinstock
                                            Vice President, Finance



ATTEST:


By: _________________________
Larry W. Sonsini
Secretary



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